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                                                                     EXHIBIT 3.3


                          CERTIFICATE OF DESIGNATIONS
                                       OF
                         SPECIAL PREFERRED VOTING STOCK
                                       OF
                       PIONEER NATURAL RESOURCES COMPANY

         Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), and pursuant to Article Fifth of its Amended and Restated Certificate of Incorporation, the undersigned, Pioneer Natural Resources Company, a company organized and existing under the DGCL (the "Company"), in accordance with the provisions of
Section 103 thereof, DOES HEREBY CERTIFY:

         That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors on September 3, 1997, adopted the following resolution creating a series of Preferred Stock, par value $.01, designated as "Special Preferred Voting Stock":

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the Amended and Restated Certificate of Incorporation, the Board hereby authorizes the creation of a series of preferred stock, par value $.01 per share, of the Company, such series to be designated Special Preferred Voting Stock (the "Special Preferred Voting Stock"), upon the terms and conditions set forth in Exhibit D to the Combination Agreement, in substantially the form presented to and reviewed by each member of the Board, and hereby fixes the designation and number of shares thereof and the other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Amended and Restated Certificate of Incorporation that may be applicable to the Special Preferred Voting Stock) as follows:

         Section 1. Special Preferred Voting Stock Designated. A series of Preferred Stock, consisting of one share of such stock, is hereby designated as "Special Preferred Voting Stock." The outstanding share of Special Preferred Voting Stock shall be entitled at any relevant date to the number of votes (including for purposes of determining the presence of a quorum) determined in accordance with the terms and conditions of the "Exchangeable Shares" and the "Plan of Arrangement" (as such terms are defined in that certain "Combination Agreement" dated as of September 3, 1997, by and between the Company and Chauvco Resources Ltd. ("Chauvco")) on all matters presented to the holders of Common Stock of the Company, with the Special Preferred Voting Stock and Common Stock voting together as a single class. The Special Preferred Voting Stock shall have no other voting rights except as required by law. No dividend shall be paid to the holder of Special Preferred Voting Stock. The share of Special Preferred Voting Stock shall be entitled to $1.00 on liquidation of the Company in preference to any shares of Common Stock of the Company, but only after the liquidation preference of any other shares of Preferred Stock of the Company has been paid in full. The Special Preferred Voting Stock is not convertible into any other class or series of the capital stock of the Company or into cash, property or other rights, and may not be redeemed, except pursuant to the last sentence of this Section 1. The share of Special Preferred



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Voting Stock purchased or otherwise acquired by the Company shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Company. So long as any Exchangeable Shares shall be outstanding, the number of shares comprising the Special Preferred Voting Stock shall not be increased or decreased and no other term of the Special Preferred Voting Stock shall be amended, except upon the approval of the holder of the outstanding share of Special Preferred Voting Stock. At such time as no Exchangeable Shares shall be outstanding, the Special Preferred Voting Stock shall automatically be redeemed, with the $1.00 liquidation preference due and payable upon such redemption.

         Section 2. Restriction. So long as the share of Special Preferred Voting Stock is outstanding, the Company shall (i) fully comply with all terms of the Exchangeable Shares and with all contractual obligations of the Company associated with such Exchangeable Shares and (ii) not amend, alter, change or repeal this Section 2 except upon the unanimous approval of the holder of the outstanding share of Special Preferred Voting Stock.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate and
does affirm the foregoing as true this    day of December, 1997.

                              PIONEER NATURAL RESOURCES COMPANY



                              By:  /s/ Mark L. Withrow
                                   ---------------------------------------------
                                       Mark L. Withrow
                                       Executive Vice President, General Counsel
                                        and Secretary



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